                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           CONDUCTUS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                [CONDUCTUS LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 19, 1999

BECAUSE CERTAIN OF OUR STOCKHOLDERS FAILED TO RECEIVE NOTICE OF OUR PRIOR ANNUAL
     MEETING HELD ON MAY 27, 1999, WE ARE RESOLICITING PROXIES FROM ALL OUR
                                 STOCKHOLDERS.

                            ------------------------

TO THE STOCKHOLDERS OF CONDUCTUS, INC.:

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Conductus, Inc. (the "Company"), will be held on Thursday, August 19, 1999, at 3:00 p.m. local time (the "Annual Meeting"), at the Company's administrative offices located at 965 West Maude Avenue, Sunnyvale, California 94086 for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1.  To elect directors of the Company;

    2. To approve an amendment to and restatement of the Company's Restated Certificate of Incorporation (i) to increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 25,000,000 and (ii) to increase the number of shares of Preferred Stock that the Company is authorized to issue from 5,000,000 to 10,000,000;

    3. To approve an amendment to the Company's 1992 Stock Option/Stock Issuance Plan, including an increase to the number of shares available for issuance thereunder, as set forth in the accompanying Proxy Statement;

    4. To approve an amendment to the Company's Employee Stock Purchase Plan, including an increase to the number of shares available for issuance thereunder, as set forth in the accompanying Proxy Statement;

    5. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

    6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on July 12, 1999, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHARLES E. SHALVOY

                                          Charles E. Shalvoy
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

July 16, 1999

    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

ITEM                                                                                                            PAGE
-----------------------------------------------------------------------------------------------------------     -----
PROXY STATEMENT............................................................................................           1

MATTERS TO BE CONSIDERED AT ANNUAL MEETING.................................................................           2

  PROPOSAL ONE--ELECTION OF DIRECTORS......................................................................           2

  PROPOSAL TWO--APPROVAL OF AMENDMENTS TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION..............           4

  PROPOSAL THREE--APPROVAL OF AMENDMENTS TO 1992 STOCK OPTION/ STOCK ISSUANCE PLAN.........................           5

  PROPOSAL FOUR--APPROVAL OF AMENDMENTS TO EMPLOYEE STOCK PURCHASE PLAN....................................          11

  PROPOSAL FIVE--RATIFICATION OF INDEPENDENT AUDITORS......................................................          14

  OTHER MATTERS............................................................................................          14

OWNERSHIP OF SECURITIES....................................................................................          15

EXECUTIVE COMPENSATION AND RELATED INFORMATION.............................................................          17

CERTAIN TRANSACTIONS.......................................................................................          21

COMPENSATION COMMITTEE REPORT..............................................................................          21

COMPARISON OF STOCKHOLDER RETURN...........................................................................          24

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.......................................          25

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING..............................................................          25

ANNUAL REPORT..............................................................................................          25

FORM 10-K..................................................................................................          25

                                CONDUCTUS, INC.
                                ----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 19, 1999
                             ---------------------

    The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Conductus, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders to be held on August 19, 1999 (the "Annual Meeting"). The Annual Meeting will be held at 3:00 p.m. PST at the Company's administrative offices located at 965 West Maude Avenue, Sunnyvale, California 94086. These proxy solicitation materials were mailed on or about July 16, 1999, to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. On July 12, 1999, the record date for determination of stockholders entitled to notice of and to vote
at the Annual Meeting, [           ] shares of the Company's common stock,
$.0001 par value ("Common Stock") and 2,461,227 shares of the Company's Series B preferred stock, no par value ("Preferred Stock"), were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock or Preferred Stock held by such stockholder on July 12, 1999.

    Directors are elected by a plurality vote of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-notes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors. Approval of the amendment to and restatement of the Company's Restated Certificate of Incorporation requires (1) the affirmative vote of a majority of the Common Stock entitled to vote at the Annual Meeting and (2) the affirmative vote of a majority of the Preferred Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be treated as votes against the proposal. Approval of amendments to the Company's 1992 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan requires the affirmative vote of (1) a majority of those Common Stock shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting and
(2) a majority of those Preferred Stock shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote. Ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, requires the affirmative vote of (1) a majority of those Common Stock shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting and (2) a majority of those Preferred Stock shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

REVOCABILITY OF PROXIES

    Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals Nos. 2, 3, 4 and 5 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by the Company's directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                      PROPOSAL ONE--ELECTION OF DIRECTORS

GENERAL

    The Company currently has five directors. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The officers serve at the discretion of the Board of Directors (the "Board").

    The Board has selected five nominees, all of whom are currently serving as directors of the Company. The names of the persons who are nominees for director and their positions with the Company as of March 30, 1999 are set forth in the table below. Each person nominated for election has agreed to serve, if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The five candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve their respective terms and until their successors have been elected and qualified.

      NOMINEES FOR TERM ENDING UPON THE 2000 ANNUAL STOCKHOLDERS' MEETING

NOMINEE                                   AGE                 POSITIONS AND OFFICES HELD WITH THE COMPANY
------------------------------------      ---      ------------------------------------------------------------------
John F. Shoch, Ph.D(1)(2)...........          50   Chairman of the Board

Charles E. Shalvoy..................          51   President, Chief Executive Officer and Director

Martin Cooper(1)....................          70   Director

Robert M. Janowiak..................          62   Director

Martin J. Kaplan(2).................          61   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

BUSINESS EXPERIENCE OF DIRECTORS

    DR. SHOCH has served as Chairman of the Board since our inception in 1987. As a founder, Dr. Shoch served as President from 1987 to 1988. Since 1985, he has been a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984, a venture capital investment fund and a principal stockholder. Dr. Shoch holds a B.S. in political science and an M.S. and Ph.D. in computer science from Stanford University.

    MR. COOPER has served as a director since January 1995. Since 1992, Mr. Cooper has served as Chairman and Chief Executive Officer of ArrayComm, Inc., a company he co-founded that manufactures intelligent antennas for wireless applications. Previously he was co-founder, Chairman, Chief Executive Officer and President of Cellular Business Systems, Inc., a provider of management information software to the cellular industry that was purchased by Cincinnati Bell in 1983. Mr. Cooper worked for 29 years at Motorola Inc., where he started out as a Senior Development Engineer in 1954 and advanced to Corporate Director of Research and Development in 1983. Mr. Cooper earned a B.S. and M.S. in Electrical Engineering from the Illinois Institute of Technology.

    MR. JANOWIAK has served as a director since December 1996. Since 1982, he has served as the Executive Director of the International Engineering Consortium. Prior to that, he was President of Federal Signal Corporation's Signal Group, a provider of public safety products and systems. Mr. Janowiak also held positions with ITT Research and Rockwell, where he advanced to Vice-President, General Manager of the Information Products Division. Mr. Janowiak earned a B.S.E.E. from the University of Illinois, an M.S.E.E. from Illinois Institute of Technology and an M.B.A. from the University of Chicago.

    MR. KAPLAN has served as a director since July 1996. Since 1997, Mr. Kaplan has served as an Executive Vice-President of Pacific Telesis Group. Prior to that he was President--Network Services Group of Pacific Bell, and its successor, Pacific Telesis, for 38 years in various senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

    MR. SHALVOY joined us in June 1994 as President, Chief Executive Officer and Director. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.

    There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998 the Board held five meetings. The Board has an Audit Committee and a Compensation Committee. Each of the directors attended or participated in 75% or more of the total meetings of the Board during the past fiscal year.

    The Audit Committee currently consists of two directors, Dr. Shoch and Mr. Cooper, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held one meeting during the last fiscal year.

    The Compensation Committee currently consists of two directors, Dr. Shoch and Mr. Kaplan, who are primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the authority to administer the Company's 1992 Stock Option/Stock Issuance Plan, as amended, and make option grants thereunder. The Compensation Committee held one meeting during the last fiscal year.

DIRECTOR COMPENSATION

    Directors receive no cash compensation for serving on the Board. In January 1992, each non-employee director was granted a non-qualified stock option to purchase Common Stock (at an exercise price of $8.00 per share) as follows: Dr. Shoch--7,813 shares. The options were canceled in August 1992 in exchange for a new option to purchase the same number of shares of Common Stock at an exercise price of $0.56 per share. In January 1995, several non-employee directors were granted options, under the Automatic Grant Program, as follows: Mr. Cooper--15,000 shares and Dr. Shoch--15,000 shares. Each new Option was granted at an exercise price of $4.93 per share. In July 1996, Mr. Kaplan was granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price of $11.25 per share under the Automatic Grant Program. This option was canceled in November 1997 in exchange for a new option to purchase 15,000 shares of Common Stock at a purchase price of $6.50. In November 1996, Mr. Janowiak was granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price of $6.56 per share per share under the Automatic Grant Program. In October 1996 each non-employee director was granted options to purchase 3,000 shares of Common stock at an exercise price of $8.00 under the Automatic Grant Program. In May 1997, Mr. Cooper, Mr. Janowiak, Mr. Kaplan and Dr. Shoch were each granted options to purchase 3,000 shares of Common stock at an exercise price of $7.125 under the Automatic Grant Program. In April 1999, Mr. Cooper, Mr. Janowiak, Mr. Kaplan and Dr. Shoch were granted options to purchase 15,000 shares of Common Stock at an exercise price of $1.25 under the Discretionary Option Grant Program. Except for the foregoing option grants and for reimbursement of certain expenses in connection with attendance at Board and committee meetings, directors receive no compensation for attending meetings of the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES.

               PROPOSAL TWO--AMENDMENT TO AND RESTATEMENT OF THE
                COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend and restate the Company's Restated Certificate of Incorporation (i) to increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 25,000,000 and
(ii) to increase the number of shares of Preferred Stock that the Company is authorized to issue from 5,000,000 to 10,000,000. Accordingly, the Board of Directors has unanimously approved the proposed Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as EXHIBIT A (the "Restated Certificate"), and hereby solicits the approval of the Company's stockholders of the Restated Certificate. If the stockholders approve the Restated Certificate, the Board of Directors currently intends to file the Restated Certificate with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Restated Certificate is not approved by the stockholders, the existing Certificate of Incorporation will continue in effect.

    The objectives of the increases in the authorized number of shares of Common Stock and Preferred Stock are to ensure that the Company has sufficient shares available for future equity issuances. As of June 1, 1999, there were 7,146,074 shares of Common Stock and 2,461,227 shares of Preferred Stock outstanding. Also as of June 1, 1999, there were 1,350,781 shares of Common Stock reserved for issuance pursuant to outstanding stock options and 608,016 shares of Common Stock reserved for issuance under outstanding warrants. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends.

    The Company has retained a financial advisor to seek to raise additional funds to fund its working capital and other requirements. With this financial advisor, the Company is evaluating alternative methods to raise additional funds, through debt or equity issuances, assets sales or otherwise. Accordingly, the Company may issue shares of its Preferred Stock. The proposed terms of the Preferred Stock have not been determined. There can be no assurance that such an offering can be completed or, if it is, as to the amount of gross proceeds that the Company will raise or the type or terms of the securities that will be issued by the Company. Failure to amend and restate the Restated Certificate will have a material adverse effect on the ability of the Company to complete an equity offering which, in turn, will have a material adverse effect on the Company.

    The additional shares of Common Stock or Preferred Stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Although the Company has no present obligation to issue additional shares of Common Stock or Preferred Stock (except pursuant to employee stock incentive plans), the Company may continue to evaluate potential acquisitions of or investments with third parties. However, the Company currently has no specific plans to enter into any such transaction.

POSSIBLE EFFECT OF THE PROPOSED AMENDMENT TO AND RESTATEMENT OF THE RESTATED
  CERTIFICATE

    If the stockholders approve the proposed Restated Certificate, the Board of Directors may cause the issuance of additional shares of Common Stock or Preferred Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Common Stock and Preferred Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their appropriate ownership thereof. The issuance of additional shares of Common Stock or Preferred Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

    In addition, as is presently the case, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. For example, the Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                 PROPOSAL THREE--APPROVAL OF AMENDMENT TO 1992
                        STOCK OPTION/STOCK ISSUANCE PLAN

    Stockholders are being asked to vote on a proposal to approve an amendment to the Company's 1992 Stock Option/Stock Issuance Plan (the "Plan") to increase the number of shares of Common Stock reserved for future grants under the Plan by 500,000 shares, from 2,080,000 to 2,580,000 shares.

    The following is a summary of the principal features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's principal executive offices.

EQUITY INCENTIVE PROGRAMS

    The Plan includes three separate equity incentive programs: (a) a Discretionary Option Grant Program, under which eligible individuals may be granted options to purchase shares of Common Stock, (b) an Automatic Option Grant Program, under which non-employee Board members are automatically granted options to purchase shares of Common Stock, and (c) a Stock Issuance Program, under which eligible individuals may he issued shares of Common Stock directly, through the immediate purchase of the shares or as a bonus tied to the performance of services or the Company's attainment of financial objectives.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory options not intended to satisfy such requirements.

SHARE RESERVE

    Subject to the approval of Proposal Three by the stockholders, 2,580,000 shares of the Company's Common Stock will be reserved for issuance under the Plan.

    The issuable shares may be made available from either the Company's authorized but unissued shares of Common Stock or from re-acquired shares of Common Stock, including shares repurchased by the Company on the open market. Should an option expire or terminate for any reason prior to exercise in full (including options canceled in accordance with the cancellation/regrant provisions of the Plan), the shares subject to the unexercised portion of the option will be available for subsequent issuance under the Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Plan and all share issuances under the Plan, whether or not the shares are subsequently re-acquired by the Company pursuant to its repurchase rights under the Plan, will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance.

    No individual participating in the Plan may be granted stock options and direct stock issuances for more than 750,000 shares of Common Stock in any single calendar year.

    As of June 1, 1999, options covering 1,335,781 shares were outstanding under the Plan, and 159,168 shares remained available for future option grants. The expiration dates for such options range from October 2000 to March 2009.

PLAN ADMINISTRATION

    The Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee has discretion, (subject to the provisions of the Plan, to authorize stock option grants and direct stock issuances.

ELIGIBILITY

    Officers, directors, other employees, and independent consultants and advisors to the Company (or any parent or subsidiary company) will be eligible to participate in the Plan.

    As of June 1, 1999, approximately 5 executive officers, 4 outside directors, 3 consultants and 52 other employees were eligible to participate in the Plan.

VALUATION OF STOCK

    The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price per share on that date on the Nasdaq SmallCap Market. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of fair market value. The fair market value of Common Stock on June 1, 1999, as reported on the Nasdaq Stock Market, was $1.875 per share.

DISCRETIONARY OPTION GRANT PROGRAM

    Under the Discretionary Option Grant Program, the exercise price per share of Common Stock subject to an incentive stock option will not be less than 100% of the fair market value per share on the grant date. The exercise price per share of the Common Stock subject to a non-statutory option may not be less than 85% of such fair market value. No option will have a term in excess of 10 years measured from the grant date. The Committee has discretion to grant options that
(a) are immediately exercisable for vested shares, (b) are immediately exercisable for unvested shares subject to the Company's repurchase rights or
(c) become exercisable in installments for vested shares over the optionee's period of service.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds are to be applied to the payment of the exercise price on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Committee at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. The Committee may extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

    Any unvested shares of Common Stock will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in these shares. The Committee will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to waive the Company's outstanding repurchase rights with respect to these shares in whole or in part.

    The Committee has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program that have exercise prices in excess of the then-current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

    Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

OPTION/VESTING ACCELERATION

    In the event of a Corporate Transaction, all outstanding options under the Plan will become exercisable in full for vested shares, unless the options are assumed by the successor corporation (or its parent company) or replaced with comparable options or a comparable cash incentive plan. In addition, the Committee may grant options that automatically accelerate in the event of a Corporate Transaction or that accelerate if the optionee's service terminates following the Corporate Transaction, whether or not the options are assumed or replaced. "Corporate Transaction" means any of the following stockholder-approved transactions:

    - A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

    - The sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, or

    - A reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to the merger.

    The Committee may also grant options that will become exercisable in full for vested shares in the event of a Change in Control or that will accelerate if the optionee's service terminates following the Change in Control. "Change in Control" means either of the following transactions:

    - Any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend to such stockholders to accept, or

    - A change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either
      (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

    The acceleration of options or vesting of shares in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

HOSTILE TAKE-OVERS

    One or more officers of the Company may, in the Committee's sole discretion, be granted limited stock appreciation rights in connection with their outstanding options under the Plan. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a limited stock appreciation right in effect for at least six months will automatically be canceled, to the extent such option is at the time exercisable for fully vested shares of Common Stock. The Optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (a) the Take-Over Price of the vested shares of Common Stock at the time subject to the canceled option (or cancelled portion of such option) over (b) the aggregate exercise price payable for such shares. Neither the approval of the Committee nor the consent of the Board will be required in connection with such option cancellation and cash distribution.

    A "Hostile Take-Over" will be deemed to occur in the event that (a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership, within the meaning of Rule 13d-3 under the 1934 Act, of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend to such stockholders to accept and (b) more than 50% of the securities so acquired in such tender or exchange offer are accepted from holders other than officers and directors of the Company subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

    The "Take-Over Price" per share will be deemed to be equal to the greater of
(a) the fair market value per share on the date of cancellation, as determined pursuant to the regular valuation provisions of the Plan, or (b) the highest reported price per share paid in effecting such Hostile Take-Over. However, if the canceled option is an incentive stock option, the Take-Over Price will not exceed the clause (a) price per share.

CHANGES IN CAPITALIZATION

    In the event that any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, then appropriate adjustments will be made to (a) the number and/or class of shares issuable under the Plan, (b) the number and/or class of shares and price per share in effect under each outstanding option under the Plan, (c) the number and/or class of shares for which any one individual may be granted stock options and direct share issuances in each calendar year and (d) the number and/or class of shares for which non-employee Board members are granted stock options under the Automatic Option Grant Program.

FINANCIAL ASSISTANCE

    The Committee may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Committee. However, the maximum amount of financing provided any participant may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, State and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Committee, over the participant's period of service.

AUTOMATIC OPTION GRANT PROGRAM

    The Automatic Option Grant Program under the Plan provides for the grant of non-statutory options to purchase shares of Common Stock to non-employee Board members. Each new non-employee Board member will automatically be granted, at the time of his or her initial election or appointment, an option to purchase 15,000 shares of Common Stock ("Initial Automatic Option Grant"). Additionally, each Outside Director who has served in that capacity for the immediately preceding 90 days and continues to so serve will receive an option to purchase 3,000 shares of Common Stock at each Annual Meeting of Stockholders ("Annual Automatic Option Grant").

    The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant. The option price for purchased shares will be payable in cash or shares of Common Stock held for at least six months, or through a same-day sale program.

    Automatic option grants have a term of 10 years from the date of grant and will be immediately exercisable. However, the Company will have repurchase rights with respect to the shares purchased under the options. The repurchase rights under Initial Automatic Option Grants will terminate as to 20% of the shares one year after the grant date and with respect to the balance in 48 equal monthly installments over the following four years, provided the non-employee Board member remains a member of the Board. The repurchase rights under Annual Automatic Option Grants will terminate as to one-third of the shares one year after the grant date and with respect to the balance in 24 equal monthly installments over the following two years, provided the non-employee Board member remains a member of the Board.

    If the optionee ceases to serve as a Board member, the option may be exercised to the extent then exercisable and within its term for a period of three months after the date of cessation (12 months if due to disability and three years if due to death). In the case of death, the option may be exercised within such period by the estate or heirs of the optionee.

    In the event of a Corporate Transaction or Change in Control, as defined above, each outstanding Automatic Option Grant will vest in full and will be exercisable for fully-vested shares of Common Stock. Upon the occurrence of a Hostile Take-Over, the optionee will have a 30-day period in which to surrender to the Company each Automatic Option Grant held by him or her under the Plan for a period of at least six months. The optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (a) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the optionee is otherwise at the time vested in those shares) over (b) the aggregate exercise price payable for such shares. Such cash distribution will be paid within five days following the surrender of the option to the Company. No approval or consent of the Board will be required in connection with such option surrender and cash distribution.

STOCK ISSUANCE PROGRAM

    Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to the Company, or as a bonus for past services. Shares issued under the Stock Issuance Program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of service or the attainment of designated performance goals. Unvested shares will be subject to certain transfer restrictions and to repurchase or cancellation by the Company upon either the participant's cessation of service prior to vesting in those shares or the non-attainment of the applicable performance goals. The Committee has discretion to accelerate the vesting of any issued shares in whole or in part at any time. The Committee may also grant shares that will vest in full in the event of a Corporate Transaction or a Change in Control or that will accelerate if the optionee's service terminates following the Change in Control. Individuals holding shares under the Stock Issuance Program will have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

AMENDMENT AND TERMINATION

    The Board may amend or modify the Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent. In addition, the Board may not, without the approval of the Company's stockholders, (a) materially increase the maximum number of shares issuable under the Plan or the maximum number of shares for which any one individual may be granted options or direct stock issuances, except to reflect certain changes in the Company's capital structure, or (b) materially modify the eligibility requirements for option grants or share issuances.

    The Board may terminate the Plan at any time, and the Plan will terminate on January 10, 2002, if not extended. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

    Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option. The optionee has no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company receives no deduction when an incentive stock option is exercised. Upon exercising a nonstatutory stock option, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company ordinarily will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a nonstatutory stock option is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the nonstatutory stock option. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonstatutory stock option. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

    If the exercisability of an option or stock appreciation right is accelerated as a result of a change of control, all or a portion of the value of the option or stock appreciation right at that time may be a parachute payment for purposes of the excess parachute provisions of the Code. Those provisions generally provide that if parachute payments exceed three times an employee's average compensation for the five tax years preceding the change of control, the Company loses its deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

NEW PLAN BENEFITS

    Awards under the Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan. To date, no grants have been made under the Plan with respect to the additional 200,000 shares that are subject to the approval of Proposal Three.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION/STOCK ISSUANCE PLAN.

                    PROPOSAL FOUR--APPROVAL OF AMENDMENT TO
                       1994 EMPLOYEE STOCK PURCHASE PLAN

    Stockholders are being asked to vote on a proposal to approve an amendment to the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved for future purchases under the Plan by 200,000 shares, from 350,000 to 550,000 shares.

    The following is a summary of the principal features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's principal executive offices.

HISTORY AND PURPOSE

    The Purchase Plan was adopted by the Board in July of 1994. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code.

    The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, the "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing shares of Common Stock of the Company through payroll deductions. The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

ADMINISTRATION

    The Purchase Plan is administered by the Committee. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan will be credited to a non-interest bearing book account.

SHARE RESERVE

    The stock issuable under the Purchase Plan is the Company's authorized but unissued or re-acquired Common Stock. The maximum number of shares of Common Stock that may be issued in the aggregate under the Purchase Plan is 550,000 (including the shares subject to this proposal), adjusted as described below. Common Stock subject to a terminated purchase right will be available for purchase pursuant to purchase rights subsequently granted.

    If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments will be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

ELIGIBILITY

    Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan after completing 90 days of employment. Approximately 45 employees (including 4 executive officers) were eligible to participate in the Purchase Plan as of June 1, 1999.

OFFERING PERIODS

    The Purchase Plan is implemented by offering periods that have a duration of 12 months or less; each offering period is comprised of one or two successive purchase periods, which have a duration of six months. The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the participant's entry date into an offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

PURCHASE PRICE

    The purchase price per share under the Purchase Plan is 85% of the lower of
(a) the fair market value of a share of Common Stock on the first day of the applicable offering period or, if later, the participant's entry date into the offering period, or (b) the fair market value of a share of Common Stock on the purchase date. If a participant's entry date is on a day other than the first day of an offering period, the clause (a) amount will in no event be less than the fair market value of the shares on the first day of such offering period. Generally, the fair market value of the Common Stock on a given date is the closing price of the Common Stock, as reported by the Nasdaq Stock Market.

LIMITATIONS

    The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

    - No purchase right will be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

    - In no event will a participant be permitted to purchase more than 2,500 shares on any one purchase date.

    - The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

PAYMENT OF PURCHASE PRICE

    Payment for shares by participants will be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 10% of a participant's cash compensation paid during a purchase period. Cash compensation includes regular base pay, any pre-tax contributions made by a participant to any Code Section 401(k) plan or Section 125 cafeteria benefit program, overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments.

    The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price. No fractional shares may be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period.

CORPORATE TRANSACTION

    In the event of a merger, reorganization, sale or liquidation of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period, unless the purchase right is assumed by the surviving corporation or its parent or subsidiary.

AMENDMENT AND TERMINATION

    The Board may at any time amend, suspend or terminate the Purchase Plan, provided that, without the approval of the stockholders, no such action may (a) materially modify the eligibility requirements under the Purchase Plan, (b) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant or (c) materially increase the benefits accruing to participants under the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. No income is recognized by a participant at the time a right to purchase shares is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

    A participant must recognize taxable income upon a disposition of shares acquired under the Purchase Plan. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of Section 423 have been satisfied (a "qualifying disposition"). To satisfy the holding-period requirements of Section 423, shares acquired under the Purchase Plan cannot be disposed of within two years after the first day of the offering period during which the shares were purchased (or within two years after the participant's entry date, if that date is later than the beginning of the offering period) nor within one year after the shares were purchased. The U.S. income tax consequences of a qualifying disposition are follows:

    - The participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period (or on the participant's entry date, if that date is later than the first day of the offering period and if the market value is higher on that date). The Company will not be entitled to any deduction under these circumstances.

    - The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

    A participant who disposes of shares acquired under the Purchase Plan without meeting the holding-period requirements makes a disqualifying disposition of such shares. The U.S. income tax consequences of a disqualifying disposition are as follows:

    - The entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will be entitled to a deduction for the same amount, subject to certain conditions.

    - The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending on the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

NEW PURCHASE PLAN BENEFITS

    Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. No purchase rights have been granted with respect to the additional 200,000 shares for which approval is requested.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

              PROPOSAL FIVE--RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public auditors for the Company during fiscal year 1998, to serve in the same capacity for the fiscal year ending December 31, 1999, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of (1) the shares of Common Stock represented and voting at the Annual Meeting and (2) the shares of Preferred Stock represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

    In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires. Such representative will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

OTHER MATTERS

    No other matters will be presented for consideration at the Annual Meeting.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of June 1, 1999 by (i) all persons who are beneficial owners of 5% or more of the outstanding shares of the Company's Common Stock or Preferred Stock, (ii) each director and nominee, (iii) the Company's Chief Executive Officer and each of the three other most highly paid current executive officers and (iv) all current directors and executive officers as a group.

                                                                                  SHARES
             5% STOCKHOLDERS, DIRECTORS, EXECUTIVE OFFICERS &                  BENEFICIALLY     PERCENT BENEFICIALLY
                     OFFICERS AND DIRECTORS AS A GROUP                           OWNED (1)            OWNED (2)
---------------------------------------------------------------------------  -----------------  ---------------------
Entities associated with Asset Management Associates(3) ...................       1,907,141                19.8%
  2275 East Bayshore Road
  Suite 150
  Palo Alto, CA 94303

Charles L. Grimes(4) ......................................................         913,332                 9.5
  P.O. Box 136
  Mendenhall, PA 19357-0136

Hewlett-Packard Company ("H-P") ...........................................         558,212                 5.8
  3000 Hanover Street
  Palo Alto, CA 94304

John F. Shoch(5)...........................................................       1,737,731                18.1

Martin Cooper(6)...........................................................          39,000                   *

Robert Janowiak(7).........................................................          36,000                   *

Martin Kaplan(8)...........................................................          40,500                   *

Charles E. Shalvoy(9)......................................................         406,146                 4.2

James J. Daley.............................................................               0                   *

Ainslie Mayberry...........................................................           2,698                   *

Graham Y. Mostyn(10).......................................................          75,000                   *

Randy W. Simon(11).........................................................         134,060                 1.4

All directors and officers as a group (9 persons)(12) .....................       2,471,135                25.7%

------------------------

 *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of June 1, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock or Preferred Stock beneficially owned.

 (2) Percentage of beneficial ownership is calculated assuming 9,607,301 shares of Common Stock or Preferred Stock were outstanding on June 1, 1999. This percentage also includes Common Stock or Preferred Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of June 1, 1999, including, but not limited to, the exercise of an option; however such Common Stock or Preferred Stock shall not be deemed outstanding for the purposes of computing a percentage owned by any other shareholder.

 (3) Includes 529,361 shares held by Asset Management Associates 1984, including 29,630 shares in the form of exercisable warrants, 1,155,558 shares held by Asset Management Associates 1996, including 192,593 shares in the form of exercisable warrants, L.P. and 222,222 shares held by Asset Management Partners, including 37,037 shares in the form of exercisable warrants. AMC Partners 1996, L.P., is the general partner of Asset Management Associates 1996, L.P. AMC Partners 1984 is the general partner of Asset Management Partners. Dr. Shoch, the Chairman of the Board, Craig Taylor, Franklin P. Johnson, Jr. and W. Ferrell Sanders are the general partner of AMC Partners 1996, L.P., and AMC Partners Douglas E. Kelley and Tony DiBona are general partners of AMC Partners 1996, L.P. Franklin P. Johnson, Jr., is the general partner of Asset Management Partners. Dr. Shoch and Messrs. Sanders, Kelley, DiBona, Johnson and Taylor disclaim beneficial ownership of any such shares except to the extent of their pecuniary interests therein.

 (4) Includes 48,888 shares in the form of exercisable warrants.

 (5) Includes 46,812 shares held in the form of immediately exercisable options. Includes 529,361 shares held by Asset Management Associates 1984, and 1,155,558 shares held by Asset Management Associates 1996, L.P., as to which Dr. Shoch disclaims beneficial ownership except to the extent of his pecuniary interest therein.

 (6) Includes 39,000 shares in the form of immediately exercisable options held by Mr. Cooper.

 (7) Includes 36,000 shares in the form of immediately exercisable options held by Mr. Janowiak.

 (8) Includes 39,000 shares in the form of immediately exercisable options held by Mr. Kaplan.

 (9) Includes 40,307 shares held in the Shalvoy Family Trust, 6,600 shares held in trust for minor children and 356,209 shares held in the form of immediately exercisable options by Mr. Shalvoy.

 (10) Includes 75,000 shares in the form of immediately exercisable options held by Mr. Mostyn.

 (11) Includes 128,855 shares in the form of immediately exercisable options held by Dr. Simon.

 (12) See Notes (5) through (11).

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

                           SUMMARY COMPENSATION TABLE

    The table below provides certain summary information concerning the compensation earned by Charles E. Shalvoy, our Chief Executive Officer, and each of our other four most highly compensated executive officers whose earned compensation was in excess of $100,000 for fiscal 1998. These five individuals will be referred to as the "named officers." The salary figures below include amounts deferred under our 401(k) plan. Mr. Daley's employment spanned September 1997 to November 1998, and Ms. Mayberry's employment spanned November 1997 to November 1998. Mr. Mostyn's employment began in November 1996 and he resigned as an officer of the Company in February 1999. Mr. Mostyn is currently a part time employee of the Company.

                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                                                    ----------------
                                                                                                         AWARDS
                                                                            ANNUAL COMPENSATION        SECURITIES
                                                                          ------------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                                      YEAR     SALARY ($)  BONUS ($)(1)     OPTIONS(#)
-------------------------------------------------------------  ---------  ----------  ------------  ----------------

Charles E. Shalvoy...........................................       1998  $  185,929   $   17,150         275,000(2)
  President and CEO                                                 1997     197,088       11,000              --
                                                                    1996     185,682       64,600              --

James J. Daley...............................................       1998     154,877           --          80,000(3)
  Vice President                                                    1997      43,753        8,000              --
                                                                    1996          --           --              --

Ainslie Mayberry.............................................       1998     165,360           --           8,479
  Acting Chief Financial Officer                                    1997       3,995           --              --
                                                                    1996          --           --              --

Graham Y. Mostyn.............................................       1998     130,152           --          75,000(4)
  Vice President                                                    1997     140,004       18,000          60,000(5)
                                                                    1996      15,616       10,000          60,000

Randy W. Simon, Ph.D.........................................       1998     120,850       12,500          30,000(6)
  Vice President                                                    1997     125,908        5,000          60,000(7)
                                                                    1996     113,698       23,664          20,000

------------------------

(1) Bonuses earned in each fiscal year are determined and paid at the beginning of each subsequent year.

(2) Includes options granted for 225,000 shares in exchange for cancellation of an equal number of shares under a repricing program.

(3) Includes options for 80,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(4) Includes options for 60,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(5) Includes options for 60,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(6) Includes options for 20,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(7) Includes options for 40,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The figures in the right-hand columns regarding potential realizable option values are based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These rates of appreciation do not represent estimates of our future stock price, and we provide no assurance that our stock will appreciate at these rates.

                                      INDIVIDUAL GRANTS
                                 ----------------------------
                                                PERCENT OF                          POTENTIAL REALIZABLE VALUE AT
                                  NUMBER OF    TOTAL OPTIONS                         ASSUMED RATES OF STOCK PRICE
                                 SECURITIES     GRANTED TO                           APPRECIATION FOR OPTION TERM
                                 UNDERLYING      EMPLOYEES      EXERCISE    ----------------------------------------------
                                   OPTIONS       IN FISCAL        PRICE     EXPIRATION      0%
NAME                             GRANTED (#)       YEAR          ($/SH)        DATE       ($/SH)      5% ($)     10% ($)
-------------------------------  -----------  ---------------  -----------  -----------  ---------  ----------  ----------

Charles E. Shalvoy.............       8,334            0.9%     $    3.63     10/24/06          --  $   15,597  $   37,914

                                     41,666            4.4           3.63     10/24/06          --      77,977     189,551

                                    130,910*          13.9           3.63     06/06/04          --     165,999     378,082

                                     84,090*           8.9           3.63     06/06/04          --     106,629     242,861

                                     10,000*           1.1           3.63     06/06/04          --      12,680      28,881

James J. Daley.................      80,000*           8.5           3.63     09/15/07          --     169,304     422,049

Ainslie Mayberry...............       2,225            0.2              0     05/06/08   $    4.00      14,498      23,084

                                      1,429            0.2              0     06/10/08        3.06       7,130      11,353

                                        930            0.1              0     08/14/08        3.06       4,640       7,389

                                      1,197            0.1              0     10/01/08        2.25       4,387       6,986

                                      2,698            0.3              0     11/25/08        1.56       6,869      10,938

Graham Y. Mostyn...............      15,000            1.6           3.81     04/16/08          --      35,965      91,142

                                     60,000*           6.4           3.63     11/05/06          --     112,818     274,497

Randy W. Simon, Ph.D...........      10,000            1.1           3.81     04/16/08          --      23,977      60,761

                                     20,000*           2.1           3.63     01/23/07          --      38,775      94,917

------------------------

 * These options were granted April 13, 1998, in exchange for an original option previously granted covering the same number of shares with the per share exercise price of $5.50 for Mr. Shalvoy's options, $5.375 for Mr. Daley's options and $6.50 for Messrs. Mostyn's and Simon's options. None of these options will be vested before April 13, 1999. Upon that date, all of these options will be vested to the extent provided in the vesting schedule applicable to the corresponding original option, with the original vesting commencement date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The table below sets forth information concerning option exercises and option holdings of the named officers at the end of fiscal 1998. No stock appreciation rights were exercised during fiscal 1998, nor were any stock appreciation rights outstanding at the end of fiscal 1998.

    Some of the option shares listed below are immediately exercisable. However, we have the right to repurchase any such option shares if the optionee ceases service before vesting in such shares. Specifically, 228,637, 42,586 and 79,546 options are immediately exercisable by Mr. Shalvoy, Mr. Mostyn and Mr. Simon, respectively.

    The "value of in-the-money options" figures in the right-hand columns were calculated on the basis of the fair market of our common stock on December 31, 1998, $1.56 per share, minus the exercise price of the options.

        Mr. Daley and Ms. Mayberry ceased their service to Conductus in November 1998.

                                                                          NUMBER OF SECURITIES
                                                                               UNDERLYING        VALUE OF UNEXERCISED
                                                                              UNEXERCISED        IN-THE-MONEY OPTIONS
                                                 SHARES                    OPTIONS AT FISCAL              AT
                                                ACQUIRED        VALUE         YEAR END (#)       FISCAL YEAR END ($)
                                               ON EXERCISE    REALIZED    --------------------  ----------------------
NAME                                               (#)           ($)       VESTED    UNVESTED    VESTED     UNVESTED
--------------------------------------------  -------------  -----------  ---------  ---------  ---------  -----------

Charles E. Shalvoy..........................           --            --      21,666    253,334          0           0

James J. Daley..............................           --            --      17,333          0          0           0

Ainslie Mayberry............................        8,479     $  23,036           0          0          0           0

Graham Y. Mostyn............................           --            --           0     75,000          0           0

Randy W. Simon, Ph.D........................           --            --      59,290     40,256  $  38,955   $     188

                           TEN-YEAR OPTION REPRICINGS

    On both April 29, 1997, and April 13, 1998, our compensation committee and our board of directors established a program under which employees who had elected to surrender those of their options that were above the closing price of our common stock on April 29, 1997, and April 13, 1998, respectively, would receive in exchange new options with an exercise price at the closing price on those dates. The new options would cover the same number of shares as the surrendered options, would have the same status under the tax laws as the surrendered options and would not be exercisable for one year following each option exchange date, until April 29, 1998 and April 13, 1999, respectively, after which they would become exercisable as provided in the original vesting schedule.

    The repricings were undertaken to attract and retain employees while maintaining relatively low cash compensation. Pursuant to the repricing program, the following table sets forth information concerning repricing of options held by any executive officer during the last ten completed fiscal years:

                                                                                                           LENGTH OF
                                           SECURITIES                                                      ORIGINAL
                                           UNDERLYING   MARKET PRICE      EXERCISE                        OPTION TERM
                                            NUMBER OF    OF STOCK AT      PRICE AT                       REMAINING AT
                                             OPTIONS       TIME OF         TIME OF                          DATE OF
                                           REPRICED OR  REPRICING OR    REPRICING OR                     REPRICING OR
                                             AMENDED      AMENDMENT       AMENDMENT     NEW EXERCISE       AMENDMENT
NAME                              DATE         (#)           ($)             ($)          PRICE ($)          (YRS)
------------------------------  ---------  -----------  -------------  ---------------  -------------  -----------------
Charles E. Shalvoy............  04/13/98      130,910     $    3.63       $    5.50       $    3.63              6.2
                                04/13/98       84,090          3.63            5.50            3.63              6.2
                                04/13/98       10,000          3.63            5.50            3.63              6.2
James J. Daley................  04/13/98       80,000          3.63            5.38            3.63              9.4
Ainslie Mayberry..............     --              --            --              --              --               --
Graham Y. Mostyn..............  04/13/98       60,000          3.63            6.50            3.63              8.7
                                04/29/97       60,000          6.50            8.00            6.50              9.5
Randy W. Simon, Ph.D. ........  04/13/98       20,000          3.63            6.50            3.63              8.8
                                04/29/97       20,000          6.50           11.50            6.50              8.9
                                04/29/97       20,000          6.50            8.38            6.50              9.8

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN
  CONTROL AGREEMENTS

    None of our executive officers, other than Charles E. Shalvoy, have employment agreements, and their employment may be terminated at any time at the discretion of our board of directors. We entered into an agreement with Mr. Shalvoy, our President and Chief Executive Officer, on May 3, 1994, which provides for accelerated vesting of his option shares as if he remained employed for one additional year in the event that his employment is terminated without cause following certain mergers, acquisitions or sales of all or substantially all of our assets.

    The vesting of options or shares held by any of our named officers may be accelerated in the event of a Corporate Transaction or a Change in Control. See "Proposal Three--Approval of Amendment to 1992 Stock Option/Stock Issuance Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John F. Shoch, who became a member of the Compensation Committee of the Board of Directors in May 1993, is a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984, the beneficial owner of more than five percent of the Company's Common Stock. Dr. Shoch served as Chief Executive Officer of the Company from September 1987 until October 1988.

                              CERTAIN TRANSACTIONS

    In October 1988, we entered into a five-year coordinated research program agreement with Hewlett-Packard. In June 1993, we modified this agreement by entering into a new five-year agreement. In addition, Hewlett-Packard has made a total equity investment of $6,230,000 in Conductus and beneficially owns more than 5% of our stock.

    The current Hewlett-Packard agreement requires us and Hewlett-Packard to exchange reviews and assessments of our technical and applications developments, particularly with respect to their potential application to Hewlett-Packard product lines. Hewlett-Packard has the right to appoint an Hewlett-Packard employee as a member of our scientific advisory board. Hewlett-Packard will jointly own with us any invention by this scientific advisory board member acting under the current Hewlett-Packard agreement or using our confidential information.

    In September 1998, we issued a total of 2,461,227 shares of Series B preferred stock, and issued warrants to purchase 492,242 shares of common stock, for a total of $6,344,461. Each share and corresponding warrant was issued for $2.70. Mr. Grimes, a holder of more than 5% of our outstanding capital stock, purchased 244,444 shares and 48,888 warrants. Entities affiliated with Asset Management Associates 1984, a holder of more than 5% of our outstanding capital stock, purchased 1,296,300 shares and 259,260 warrants. John F. Shoch, Chairman of the Board, is a general partner of AMC Partners 84, the general partner of Asset Management Associates 1984.

    For information concerning grants of options to certain non-employee members of the Board of Directors, including Dr. Shoch and Messrs. Cooper, McKenna, Saldich and Sun, see "Proposal One-- Election of Directors--Director Compensation."

    The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interest of the Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain director's and officers' insurance if available on reasonable terms.

                         COMPENSATION COMMITTEE REPORT

    Decisions on compensation of the Company's Chief Executive officer, Charles
E. Shalvoy, and its other executive officers are generally made by the Compensation Committee of the Company's Board of Directors. At the time of this report, the Compensation Committee consists of Dr. Shoch and Mr. Kaplan, two of the Company's outside directors. All decisions by the Compensation Committee are reviewed by the full Board of Directors, except for decisions about awards under the Company's 1992 Stock Option/Stock Issuance Plan, which decisions must be made solely by the Compensation Committee for awards under such plan to satisfy Rule 16b-3 under the 1934 Act. The Compensation Committee has furnished the following report on the 1998 compensation of Charles E. Shalvoy and the Company's other executive officers.

    In setting the compensation levels, the Compensation Committee considers the standard practices in the superconductor industry, including data from surveys, as well as the practices of companies with whom the Company competes for executive talent. The Company believes that its total executive compensation package is near the median among its peers making the transition from the development stage, although it is low when compared to companies at a more advanced stage with whom the Company competes for talent.

    It is the current philosophy of the Company to keep the base salary of executives between the 25th and 50th percentiles based on the RADFORD ASSOCIATES MANAGEMENT TOTAL COMPENSATION PLAN 1994--OVERALL COMPANIES LESS THAN $40M (Radford), so that more of their compensation depends on bonuses, which are contingent upon Company and individual performance. The Radford surveys include some but not all companies included in the Graph Index. See "Comparison of Stockholder Return." The executives are thus motivated to enhance stockholder value.

    As the Company is just beginning to commercialize products, the Compensation Committee believes that corporate performance is not appropriately measured by traditional financial performance criteria such as profitability and earnings per share. Rather, the Compensation Committee believes that corporate performance is appropriately measured by analyzing the degree to which the Company has achieved certain goals established by the Compensation Committee and approved by the Board.

    Under the Executive Compensation Bonus Plan (ECP), an executive's annual incentive award depends on improved revenues, profit/loss results, milestone accomplishments and the executive's specific contribution. The current philosophy of the Company is to keep total compensation including bonuses for executives between the 50th and 75th percentiles of the companies in the Radford survey. The performance goals for the Company are derived from the

    Company's business plans that include critical individual performance targets relating to strategic product positioning, revenue growth, profit/loss for the fiscal year and key milestones. The ECP is based on a formula comprised of a Company Performance Ratio (CPR) multiple times an Individual Performance Ratio (IPR) multiple. The CPR is based on the ratio of actual versus plan performance for revenues and profit/loss and can range from 50% to 150%. The IPR is tied to achievement of goals during the year that are established in advance and may have a range from 0% - 100%. Multiplying the two, CPR X IPR then quantifies the executives' bonuses based on a predetermined target of 30% to 50% of base salary. The incentive target is set at a higher percentage for more senior officers, with the result that the more senior executive officers have a higher percentage of their potential cash compensation at risk. If the CPR is 150% and IPR equals 130%, executives can earn up to a maximum of 45% to 75% of their base salaries. The Committee annually reviews and approves specific bonus targets, maximums, and performance criteria for all executives.

    For 1998, the bonuses were reduced below the ECP values due to the Company's cash position during the first quarter of 1999. The bonuses awarded ranged from 25% to 48% of the ECP value.

STOCK OPTIONS

    The Committee grants stock options under the Plan to foster executive ownership and to provide direct linkage with stockholder interests. The Committee considers current level of equity holdings in the Company, stock options previously granted, industry practices, the executive's accountability level, and assumed potential stock value when determining stock option grants. The Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other stockholders over the long term. Therefore, the stock option program serves as the Company's primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to the executive officers are equal to the market value of the stock on the date of grant.

CEO COMPENSATION

    Mr. Shalvoy commenced employment with the Company effective June 6, 1994. In general, the factors utilized in determining Mr. Shalvoy's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals has a greater impact on his total compensation.

    In establishing Mr. Shalvoy's base salary, it was the Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 1998 fiscal year approximates the 40th percentile of reported base salaries for Chief Executive Officers based on Radford.

    The annual bonus component of Mr. Shalvoy's compensation package was based on the Company financial performance and individual goal achievement, as described under "Annual Bonus" above. Based upon Mr. Shalvoy's IPR and CPR multiples; his resultant bonus for 1998 would have been $68,600. As with the other officers, Mr. Shalvoy's 1998 bonus was reduced below the ECP value, and totaled $17,750, or 25% of the ECP amount.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction for compensation exceeding $1 million paid to certain of the corporation's executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceeded the $1 million limit per officer. The Company's 1992 Stock Option/Stock Issuance Plan is structured so that any compensation deemed paid to an executive officer when he/she exercises an outstanding option under the Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation; which will not be subject to the $1 million limitation. The Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

    In summary, it is the opinion of the committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interest of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

OPTION REPRICING PROGRAM

    Competition for skilled employees in the Company's industry is intense, and the use of stock options for retention and motivation of personnel is widespread in high-technology companies. The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. In light of the substantial decline in the market price of the Common Stock, the Committee believed that the outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, in April 1998, the Committee approved an option repricing program under which options to acquire 570,167 shares of Common Stock that were originally issued with exercise prices ranging from $4.25 to $12.88 per share were reissued with an exercise price of $3.63 per share, the fair market value of the Common Stock at the repricing date. These options will continue to vest under the original terms of the option grant, except that no options may be exercised for a period of one year from the repricing date.

                                          John F. Shoch, Ph.D.
                                          Chairman, Compensation Committee
                                          Martin Kaplan
                                          Member, Compensation Committee

                        COMPARISON OF STOCKHOLDER RETURN

    Notwithstanding anything to the contrary set forth in any of the company's previous fillings under the Securities Act of 1933 or the 1934 Act that might incorporate future filings' including this Proxy in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings'

    The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock together with the cumulative total returns of the Nasdaq Stock Market, U.S. Index the Hambrecht & Quist Technology Index.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CONDUCTUS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                                                                              CONDUCTUS, INC.        NASDAQ STOCK MARKET (U.S.)
12/31/93                                                                                 $100                              $100
12/31/94                                                                                  $49                               $98
12/31/95                                                                                  $67                              $138
12/31/96                                                                                  $63                              $170
12/31/97                                                                                  $49                              $208
12/31/98                                                                                  $15                              $294
* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

             COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CONDUCTUS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                                                                                     HAMBRECHT & QUIST TECHNOLOGY
12/31/93                                                                                                     $100
12/31/94                                                                                                     $120
12/31/95                                                                                                     $180
12/31/96                                                                                                     $223
12/31/97                                                                                                     $262
12/31/98                                                                                                     $407
* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

(1) The graph covers the period from December 31, 1993, the date the Company's initial public offering commenced, through the fiscal year ended December 31, 1998.

(2) The graph assumes that $100 was invested on December 31, 1993 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(4) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the 1934, Act, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock to file certain reports of ownership with the Securities and Exchange Commission ("SEC") and with the National Association of Securities Dealers. Such officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1998 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 1998 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to such officers, directors and 10% beneficial owners were complied with.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Stockholder proposals that are intended to be presented at the 2000 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than December 27, 1999, in order to be included. Such stockholder proposals should be addressed to Conductus, Inc., 969 West Maude Avenue, Sunnyvale, California 94086, Attention: Corporate Secretary.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1998 has been mailed to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10K with the SEC. Stockholders may obtain a copy of this report, without charge, by writing to Ronald Wilderink, Chief Accounting Officer, at the Company's executive offices at 969 West Maude Avenue, Sunnyvale, California 94086.

                                          THE BOARD OF DIRECTORS
                                          OF CONDUCTUS, INC.

                                CONDUCTUS, INC.

                                 DIRECTIONS TO:
                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 19, 1999

                           FROM SAN FRANCISCO AIRPORT

    Follow signs to 101 South--Take 101 South approximately 35 miles to Mathilda Avenue South Exit-- Take Mathilda South to Maude Avenue--Turn right onto Maude Avenue--Go down two traffic lights-- Conductus' administrative offices are located at 965 West Maude Avenue on the right just before the third stoplight (Macara Avenue).

                             FROM SAN JOSE AIRPORT

    Follow signs to 101 North--Take 101 North approximately 8 miles to Mathilda Avenue South Exit-- Take Mathilda South to Maude Avenue--Turn right onto Maude Avenue--Go down two traffic lights-- Conductus' administrative offices are located at 965 West Maude Avenue on the right just before the third stoplight (Macara Avenue).

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                               OF CONDUCTUS, INC.
                             a Delaware Corporation

                      (Pursuant to sections 242 and 245 of the
                       Delaware General Corporation Law)

    Conductus, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") does hereby certify that:

    FIRST: The name of the Corporation is Conductus, Inc. and that the Corporation was originally incorporated on September 1, 1987 pursuant to the General Corporation Law; and

    SECOND: The following resolutions amending and restating the Corporation's Restated Certificate of Incorporation, as amended, were approved by the Board of Directors of the Corporation by unanimous written consent effective as of
[           ], 1999 and were duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law at a meeting of the stockholders held in accordance with Section 228 of the General Corporation Law:

       "Now, therefore, be it resolved that the Restated Certificate of Incorporation of the Corporation, as amended, be amended and restated in its entirety as follows:

                                   ARTICLE I

    The name of the Corporation (herein called the "Corporation") is CONDUCTUS, INC.

                                   ARTICLE II

    The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

    A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Thirty-Five Million (35,000,000) shares. Twenty-five Million (25,000,000) shares, par value of one hundredths of a cent ($.0001) per share, shall be Common Stock, and Ten Million (10,000,000) shares, par value of one hundredth of a cent ($.0001) per share, shall be Preferred Stock.

    B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    C.  COMMON STOCK.

        1. DIVIDEND RIGHTS. Subject to any preferential dividend rights applicable to the shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

        2. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

        3.  REDEMPTION.  The Common Stock is not redeemable.

        4. VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

                                   ARTICLE V

    Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

    The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders of the Corporation.

                                  ARTICLE VII

    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

    No action may be taken by the stockholders of the Corporation without a meeting, and no consents in lieu of a meeting may be taken pursuant to Section 228 of the Delaware General Corporation Law.

                                   ARTICLE X

    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, CONDUCTUS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by
its Secretary this [       ] day of August, 1999.

                                          --------------------------------------
                                          CHARLES E. SHALVOY, President
                                          and Chief Executive Officer

ATTEST:

---------------------------------------------
BROOKS STOUGH
Secretary

                                     PROXY

                                 CONDUCTUS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 19, 1999
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONDUCTUS, INC.


    This undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held August 19, 1999, and the Proxy Statement and appoints Charles E. Shalvoy and Ronald Wilderink and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of Conductus, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices located at 965 W. Maude Avenue, Sunnyvale, California on Thursday, August 19, 1999 at 3:00 p.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.


------------                                                       ------------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
  SIDE                                                                 SIDE
------------                                                       ------------

      PLEASE MARK
/ X / VOTES AS IN
      THIS EXAMPLE.


1. To elect the following directors to serve for a term ending upon the 2000 Annual Meeting of stockholders:

    Nominees:  John F. Shoch, Ph.D., Charles E. Shalvoy, Martin Cooper,
               Robert M. Janowiak, Martin J. Kaplan

              FOR               WITHHELD
              ALL               FROM ALL
           NOMINEES             NOMINEES

            /  /                  /  /

                                             MARK HERE
     /  / ______________________________     FOR ADDRESS
           For all nominees except as        CHANGE AND     /  /
                noted above                  NOTE BELOW

                                                           FOR    AGAINST   ABSTAIN
2. To approve the amendment and                           /  /     /  /      /  /
   restatement of the Company's Restated
   Certificate of Incorporation to (i) increase
   the number of shares of Common Stock
   authorized to be issued from 20,000,000 to
   25,000,000, and (ii) increase the number of
   shares of Preferred Stock authorized to be
   issued from 9,000,000 to 10,000,000.

3. To approve the amendment to the                         FOR    AGAINST   ABSTAIN
   Company's 1992 Stock Option/Stock                      /  /     /  /      /  /
   Issuance Plan, including an increase in the
   number of shares available for issuance
   thereunder.

4. To approve the amendment to the                        /  /     /  /      /  /
   Company's Employee Stock Purchase Plan,
   including an increase in the number of
   shares available for issuance thereunder.

5. To ratify the Board of Directors' selection of         /  /     /  /      /  /
   Pricewaterhouse Coopers LLP to serve as
   the Company's independent auditors for the
   fiscal year ending December 31, 1999.

6. To transact such other business as may                /  /     /  /      /  /
   properly come before the Annual Meeting or
   any adjournment or postponement thereof.


The Board of Directors recommends a vote FOR each of the nominees listed above and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

Please sign exactly as your name(s) appear(s) on each share certificate(s) over which you have voting authority.



Signature: ______________________ Date: _____________


Signature: ______________________ Date: _____________